Exhibit 4.1

VOTING SUPPORT AGREEMENT

THIS VOTING SUPPORT AGREEMENT ("Agreement") is dated as of January 31, 2022, by and between Verano Holdings Corp., a corporation existing under the laws of the Province of British Columbia (the "Purchaser"), and the undersigned beneficial owner of the securities listed on Schedule A attached hereto (the "Shareholder").

WHEREAS, the Shareholder is a director and/or officer of Goodness Growth Holdings, Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”), and the beneficial owner of certain issued and outstanding shares in the capital of the Company (collectively, the “Company Shares”), as described more particularly on Schedule A hereto (together with any additional Company Shares acquired after the date hereof, the "Subject Shares");

WHEREAS, the Purchaser is, concurrently herewith, entering into an arrangement agreement (the "Arrangement Agreement") with the Company pursuant to which, among other things, the Purchaser will acquire all of the issued and outstanding shares of the Company in the manner provided for by a plan of arrangement under the provisions of the Business Corporations Act (British Columbia) (the "BCBCA"); and

WHEREAS, as a condition to its willingness to enter into the Arrangement Agreement and in order to induce the Purchaser to enter into the Arrangement Agreement, the Shareholder is willing to execute and deliver this Agreement and to make certain representations, warranties, covenants and agreements with respect to the Subject Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION
1.1	All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as amended, modified, restated or waived. The word "it" in reference to the Shareholder is used as a generic identifier and shall be deemed to mean "he" or "she" or words of similar import, as applicable.
1.2	As used in this Agreement:

"Adverse Proposal" means: (a) any Acquisition Proposal, (b) any change in a majority of the board of directors of the Company (other than as contemplated in the Arrangement Agreement), (c) any amendment to the Company’s organizational documents (other than as contemplated in the Arrangement Agreement), (d) any material change in the capitalization of the Company or the Company’s corporate structure or in any material terms of any security of the Company, or otherwise obligating the Company to grant any security (other than as contemplated in the Arrangement Agreement), or (e) any other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Plan of Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement, but for greater certainty, a Superior Proposal shall not be an Adverse Proposal.

"Affiliate" has the meanings set forth in Rule 12b-2 promulgated under the Exchange Act or the BCBCA and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any Person referred to in this Agreement.

"Associate" has the meanings set forth in Rule 12b-2 promulgated under the Exchange Act or the BCBCA and shall include all persons or entities that at any time during the term of this Agreement become Associates of any Person referred to in this Agreement.

"Encumbrances" means any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Shareholder's voting rights, charges and other encumbrances of any nature (other than any encumbrances created by this Agreement or arising under applicable federal and state securities laws).

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

ARTICLE 2
COVENANTS OF THE SHAREHOLDER
2.1	The Shareholder hereby covenants and irrevocably agrees that the Shareholder shall, from the date hereof until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement pursuant to Article 6 (such earlier time, the "Expiration Time"):
(a)	direct all Affiliates and Associates of the Shareholder to take the actions under this Agreement;
(b)	not directly or indirectly option for sale, offer, sell, gift, assign, transfer, exchange, assign, dispose of, pledge, tender, encumber, grant a security interest in, hypothecate or otherwise convey any of the Subject Shares, or any right or interest therein (legal or equitable) ("Transfer"), to any Person or agree to do any of the foregoing;
(c)	except to the extent contemplated by this Agreement, not directly or indirectly grant any proxy, power of attorney or other right to vote the Subject Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement or commitment with respect to the right to vote, call meetings of the Company Shareholders or give consents or approval of any kind with respect to any of the Subject Shares or agree to do any of the foregoing;
(d)	not directly or indirectly vote or cause to be voted any of the Subject Shares in respect of any proposed action by the Company in a manner which might reasonably be expected to prevent or materially delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement;
(e)	not directly or indirectly take any action which might be reasonably expected to impede, prevent or materially delay the approval of the Arrangement Resolution by the Company Shareholders;
(f)	not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, delaying or varying the Plan of Arrangement or the other transactions contemplated by the Arrangement Agreement or any aspect thereof, including not exercising any securityholder rights or remedies available at common law or pursuant to applicable securities laws;

(g)	not directly or indirectly take any action that would make any representation or warranty contained herein untrue or incorrect or that would have the effect of impairing the ability of the Shareholder to perform his, her or its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby;
(h)	not exercise any Dissent Rights;
(i)	subject to Section 2.3 hereto, if the Arrangement Agreement is amended or terminated such that the transactions (or any of them) contemplated by the Arrangement Agreement are to be accomplished by means of an alternative transaction structure other than as currently contemplated in the Arrangement Agreement whereby the Purchaser would offer to acquire all of the Company Shares, that complies with the following terms and conditions: (i) the amended transaction would provide the Shareholder with consideration equivalent to or greater than, on an after-tax basis, the transactions set out in the Arrangement Agreement, and (ii) the consummation of the amended transaction would not take materially longer than the consummation of the transactions set out in the Arrangement Agreement (any such transaction is referred to as an "Alternative Transaction"), support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid, by causing all of the Subject Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and not withdraw the Subject Shares from such take-over bid except with the consent of the Purchaser; and
(j)	not do indirectly that which the Shareholder may not do directly by the terms of this Section 2.
2.2	For greater certainty, any Company Subordinate Voting Shares, Company Multiple Voting Shares or Company Super Voting Shares or other securities of the Company that the Shareholder purchases or with respect to which the Shareholder otherwise acquires beneficial ownership (as defined in the BCBCA or in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, including by reason of any vesting of restricted stock, stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of options, convertible securities or warrants to purchase such shares, the conversions of any Company Shares into other classes of Company Shares or the conversion of any debt for such shares shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised a portion of the Subject Shares and shall be deemed to be included in the Subject Shares for the purposes hereof.
2.3	The Purchaser acknowledges and agrees that: (a) the Shareholder is bound hereunder solely in its capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in its capacity as a director or officer of the Company (if the Shareholder holds such office); and (b) nothing in this Agreement will prevent the Shareholder from acting in accordance with the exercise of his or her fiduciary duties or duty to act in the best interests of the Company as a director or officer of the Company or the Company’s Subsidiaries, after considering the advice of external legal counsel.

ARTICLE 3
AGREEMENT TO VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTIONS
3.1	The Shareholder hereby covenants and irrevocably agrees, from the date hereof until the Expiration Time, except as permitted by this Agreement:
(a)	to vote the Subject Shares, and, in the case of Subject Shares held by an Affiliate or Associate of the Shareholder, to cause any holder of record of Subject Shares to vote or to execute a written consent or consents with respect to the Subject Shares at the Company Meeting (or any adjournment or postponement thereof or at every other meeting of the Company Shareholders with respect to the Arrangement Resolution): (i) in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement; (ii) against any Adverse Proposal; and (iii) against any action, proposal, transaction, agreement, or other matter that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the Plan of Arrangement or any of the transactions contemplated by the Plan of Arrangement;
(b)	if the Shareholder is the holder of record of any of the Subject Shares, no later than five Business Days prior to the date of the Company Meeting, the Shareholder shall deliver or cause to be delivered to the Purchaser, a copy of the duly executed proxy or proxies in respect of the Subject Shares directing the holder of such proxy or proxies to vote in favour of the Arrangement Resolution and/or any matter that could be expected to facilitate the Arrangement;
(c)	if the Shareholder is the beneficial owner of any of the Subject Shares, no later than five Business Days prior to the date of the Company Meeting, the Shareholder shall deliver or cause to be delivered to the Purchaser, a copy of the duly executed voting instruction form(s) delivered to the intermediary through which the Shareholder holds its beneficial interest in the Subject Shares instructing that the Subject Shares be voted at the Company Meeting in favour of the Arrangement Resolution and/or any matter that could be expected to facilitate the Arrangement;
(d)	to name those individuals in such proxy or proxies, or voting instruction form(s), as are designated by the Company in the proxy statement accompanying the Company Circular; and
(e)	not to tender for any bid or tender offer for the Company Shares or take any action (including the voting (or granting of a proxy to vote) of the Subject Shares) that may lead to or otherwise result in an Adverse Proposal.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDER
4.1	The Shareholder represents, warrants and, where applicable, covenants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:
(a)	(i) the Shareholder (A) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Subject Shares set forth on Schedule A, and (B) will own beneficially any additional Subject Shares acquired after the date of this Agreement, in each instance, free and clear of all Encumbrances, and (ii) except pursuant hereto, there (A) are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party or subject relating to the pledge, disposition, Transfer or voting of any of the Subject Shares set forth on Schedule A, and there are no voting trusts or voting agreements with respect to such Subject Shares, and (B) there will not be any options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition, Transfer or voting of any of additional Subject Shares acquired after the date of this Agreement, and there will not be any voting trusts or voting agreements with respect to such additional Subject Shares;
(b)	the Shareholder has the full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder's obligations hereunder and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder and to complete the transactions contemplated in the Arrangement Agreement;
(c)	this Agreement has been duly and validly executed and delivered by the Shareholder and, constitutes a legal, valid and binding obligation, enforceable by the Purchaser against the Shareholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;
(d)	none of the execution and delivery by the Shareholder of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by the Shareholder with the Shareholder's obligations hereunder will result in a breach of or constitute a default under any provision of: (i) any agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's property or assets is bound, (ii) any judgment, decree, order or award of any Governmental Entity against the Shareholder, or (iii) any law, statute, ordinance, regulation or rule applicable to the Shareholder, except in each case as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder;
(e)	the Subject Shares are, and will be at all times up until the Effective Time, free and clear of any Encumbrances that could adversely affect the Plan of Arrangement, the Arrangement Agreement, or the exercise or fulfillment of the rights and obligations of the Purchaser or the Shareholder under this Agreement or the Arrangement Agreement;
(f)	there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder or its Affiliates or Associates that would reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder; and
(g)	no consent of the Shareholder’s spouse is necessary under any applicable Law in order for the Shareholder to enter into and perform its obligations hereunder.

ARTICLE 5
REPRESENTATIONS, WARRANTIES OF THE PURCHASER
5.1	The Purchaser represents and warrants to the Shareholder as follows and acknowledges that the Shareholder is relying upon these representations and warranties in connection with the entering into of this Agreement:
(a)	the Purchaser has been duly formed and is validly existing under the laws of the Province of British Columbia and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)	the execution and delivery of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or the completion by the Purchaser of the transactions contemplated hereby; and
(c)	this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and the discretion that court may exercise in the granting of equitable remedies such as specific performance and injunction.
ARTICLE 6
TERMINATION
6.1	This Agreement shall terminate automatically, without any required notice, upon the earliest to occur of: (i) the Effective Time, (ii) the date upon which the Shareholder and the Purchaser mutually agree to terminate this Agreement; and (iii) the date on which the Arrangement Agreement is validly terminated in accordance with its terms.
ARTICLE 7
DISCLOSURE
7.1	The Shareholder: (i) consents to the details of this Agreement being set out in the Company Circular and accompanying proxy statement and this Agreement being made publicly available, including by filing on SEDAR and EDGAR, as may be required pursuant to applicable securities laws or any Governmental Entity in connection with the Arrangement, (ii) consents to and authorizes the publication and disclosure by the Purchaser and the Company of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement and any other information, in each case that the Purchaser or the Company reasonably determines is required to be disclosed by applicable Law in any press release, or any other disclosure document in connection with the Arrangement and any transactions contemplated by the Arrangement Agreement, (iii) agrees promptly to give to the Purchaser and the Company any information either may reasonably require for the preparation of any such disclosure documents, including the Company Circular and accompanying proxy statement, and (iv) agrees to promptly notify the Purchaser and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Except as contemplated by the immediately preceding sentence and as otherwise required by applicable

Laws or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 8
GENERAL
8.1	This Agreement shall become effective upon execution and delivery hereof by the Shareholder and the Purchaser.
8.2	The Shareholder and the Purchaser shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.
8.3	This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.
8.4	Time shall be of the essence of this Agreement.
8.5	Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission or e-mail or similar means of recorded electronic communication:

(a)	if to the Purchaser:

Verano Holdings Corp.

415 North Dearborn Street, 4th Floor

Chicago, Illinois 60654

Attention: George Archos, Chairman and Chief Executive Officer

Email:[REDACTED]

with a copy (which shall not constitute notice) to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, Ontario M5K 0A1

Attention: Ora Wexler / Eric Foster
Email:[REDACTED]

(b)	if to the Company:

Goodness Growth Holdings, Inc.

207 South 9th Street

Minneapolis, Minnesota 55402

Attention: Kyle E. Kingsley, Chief Executive Officer and Chairman

Email:[REDACTED]

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP

100 King Street West, Suite 6000

Toronto, Ontario M5X 1E2

Attention: Russel Drew

Email:[REDACTED]

and to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention: Christopher Giordano
E-mail:[REDACTED]

(c)	In the case of the Shareholder:

To the address set forth on Schedule A attached hereto,

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.

8.6	This Agreement will be governed by, construed and interpreted and enforced in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without regard to the conflict of laws, rules or principles thereof (or any other jurisdiction to the extent such laws, rules or principles would direct a matter to another jurisdiction). Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in Vancouver, British Columbia in respect of all matters arising under and in relation to this Agreement, and irrevocably waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
8.7	Each of the parties hereto agrees with the other that: (i) monetary damages may not be a sufficient remedy for any breach of this Agreement by any of the parties, (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction.
8.8	If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.
8.9	This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.10	The Shareholder confirms that it has had the opportunity to obtain independent legal advice regarding its rights, duties and obligations hereunder and the Shareholder has sought, or has willingly waived the right to seek independent legal advice regarding its respective rights, duties and obligations hereunder.
8.11	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signatures to follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

VERANO HOLDINGS CORP.
By:	(Signed) “Darren Weiss”
Name: Darren Weiss
Title: Chief Operating Officer and General Counsel

WITNESS	[Shareholder]

SCHEDULE A
SHAREHOLDER AND SECURITIES INFORMATION

[REDACTED]